Exhibit 10.58
CONFORMED COPY
AMENDMENT NO. 1
TO THE WEBMD, LLC SUPPLEMENTAL BONUS PROGRAM
TRUST AGREEMENT
          THIS AMENDMENT is made to be effective as of March 30, 2009:
          WHEREAS, WebMD, LLC (the “Company”), a wholly-owned subsidiary of WebMD Health Corp., and Peter Anevski (the “Trustee”) are parties to the WebMD, LLC Supplemental Bonus Program Trust Agreement (as Amended and Restated Effective as of March 15, 2008) (the “Trust Agreement”);
          WHEREAS, due to organizational changes, the Company is being changed from WebMD, LLC to WebMD Health Corp.;
          WHEREAS, for the supplemental bonus program for 2008, Section 3.02(b) is being amended; and
          WHEREAS, the Governing Committee has been delegated the right to amend the Trust Agreement on behalf of the Company from time to time.
          NOW, THEREFORE, the Trust Agreement is hereby amended as follows:
1.
          All references to “WebMD, LLC” shall be changed and deemed to refer to “WebMD Health Corp.” (unless the applicable context clearly requires otherwise). Further, all references to “WebMD, LLC Supplemental Bonus Program Trust Agreement” shall be changed and deemed to refer to “WebMD Health Corp. Supplemental Bonus Program Trust Agreement”.
2.
          Section 3.02(b) of the Trust Agreement is hereby amended in its entirety to read as follows:
          “(b) Upon a Participant’s Termination of Employment prior to the Participant Bonus Determination Date, he or she shall forfeit all rights to any portion of his or her Bonus; provided however that if a Participant (i) dies or (ii) the Administrative Committee determines that a Participant’s Termination of Employment is (A) a result of a Disability or (B) a result of the sale of the Subsidiary or Division by which he or she is employed, then such Participant shall be entitled to his or her Bonus, which shall be paid within 2-1/2 months following the date of his or her Termination of Employment. In addition, in the event of a Participant’s Termination of Employment as part of a reduction in force or due to the elimination of the Participant’s position, the Governing Committee shall have the authority, in its discretion, to determine that the Bonus will not be forfeited, in which case, the Participant shall be entitled to his or her Bonus, which shall be paid within 2-1/2 months following the date of his or her Termination of Employment. The amount of any Bonus payable under this Section 3.02(b) shall be the amount set forth on the 2007 Participant List, and will not be adjusted to reflect any reallocation of amounts credited to the Income Expense Account or the Forfeiture Account.”
3.
          Except as provided herein, the provisions of the Trust Agreement shall remain in full force and effect.
          IN WITNESS WHEREOF, each of the undersigned has duly executed this Amendment to be effective as of the day and year first written above.

TRUSTEE	GOVERNING COMMITTEE

/s/ Peter Anevski Peter Anevski	/s/ Wayne Gattinella Wayne Gattinella

/s/ Anthony Vuolo Anthony Vuolo

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